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                                                                  Exhibit 12


              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                        Nine Months Ended
                                                          September 30,
                                                        2002          2001
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $370,795      $248,820
  Interest expense                                     411,734       491,003
  Implicit interest in rents                            12,816        12,312

Total earnings                                        $795,345      $752,135


Fixed charges:
  Interest expense                                    $411,734      $491,003
  Implicit interest in rents                            12,816        12,312

Total fixed charges                                   $424,550      $503,315


Ratio of earnings to fixed charges                        1.87          1.49